Exhibit 99.1

PRESTO® National Presto Industries, Inc. Eau Claire, WI 54703-3703 NEWS RELEASE FOR IMMEDIATE RELEASE	Tel. 715-839-2021 Fax. 715-839-2148 715-839-2122 715-839-2242 CONTACT: Maryjo Cohen (715) 839-2021

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

 HIRING OF CFO

Eau Claire, Wisconsin August 29, 2008 — National Presto Industries, Inc. (NYSE: NPK) today announced that effective September 8, 2008, Randy Lieble will return to the Company as its Chief Financial Officer, Vice President and Treasurer.   Maryjo Cohen, President, stated, “we are delighted with Mr. Lieble’s decision to rejoin the Company. His innate abilities combined with his previous thirty years of experience at Presto, place him in a unique position to make immediate, meaningful contributions to the organization.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is widely recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Absorbent Products segment is primarily engaged in the manufacture of private label adult incontinence products and baby diapers.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

*Trademark of National Presto Industries, Inc.